Exhibit 10.1

FIRST AMENDMENT TO THE

H&R BLOCK, INC.

2003 LONG-TERM EXECUTIVE COMPENSATION PLAN

(as amended and restated September 30, 2010)

This FIRST AMENDMENT is hereby adopted and approved by the Board of Directors (the “Board”) of H&R Block, Inc. (the “Company”) as of May 10, 2012.

WHEREAS, the Company maintains the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan, as amended and restated on September 30, 2010 (the “Plan”), for the benefit of its eligible executives; and

WHEREAS, the Board may amend the Plan at any time during the continuance of the Plan, subject to the limitations described in Section 23 of the Plan, and the amendments made effective by this First Amendment are being made pursuant to such authority.

NOW THEREFORE, BE IT:

RESOLVED, that the Plan be, and hereby is, amended as follows, the same to be effective as of the date of this First Amendment unless provided otherwise and stated herein:

1.	Section 8 of the Plan is amended by addition of the following at the end thereof, effective with respect to Awards granted on or after the effectiveness of this First Amendment:

Awards shall specify a vesting period not more rapid than (i) pro rata vesting over twenty-four (24) months from the date of grant, if vesting is subject only to continued service with the Company and (ii) twelve (12) months from the date of grant if subject to the achievement of performance goals, except in either case for the death, disability, involuntary termination by the Company or retirement of a Recipient, and subject to the Committee’s discretion to provide for accelerated vesting in the event of a change in control of the Company if the Awards are not assumed or continued as determined by the Committee. Notwithstanding the foregoing, the minimum vesting period restrictions shall not be applicable to (i) grants to new hires to replace forfeited awards from a prior employer or (ii) grants of Restricted Shares in payment of Performance Shares, Performance Units and other earned cash-based incentive compensation.

2.	Section 10 of the Plan is amended by addition of the following at the end thereof:

Other than pursuant to Sections 16 or 17, the Committee shall not without approval of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at a duly constituted meeting of shareholders of the Company (a) reprice, replace or regrant an outstanding Stock Option either in connection with the cancellation of such Stock Option or by amending an Award to lower the purchase price per share of Common Stock of a Stock Option after it is granted, (b) cancel a Stock Option in exchange for cash, another Award or other consideration when the purchase price per share of Common Stock equals or exceeds market value (except in connection with a change in control of the Company), or (c) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Common Stock is listed.

3.	Section 11 of the Plan is amended by addition of the following at the end thereof:

Other than pursuant to Sections 16 or 17, the Committee shall not without approval of the holders of a majority of the shares of Common Stock of the Company present in person or by proxy at a duly constituted meeting of shareholders of the Company (a) reprice, replace or regrant an outstanding Stock Appreciation Right either in connection with the cancellation of such Stock Appreciation Right or by amending an Award to lower the base value per share of Common Stock of a Stock Appreciation Right after it is granted, (b) cancel a Stock Appreciation Right in exchange for cash, another Award, or other consideration when the base value per share of Common Stock equals or exceeds market value (except in connection with a change in control of the Company), or (c) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the  principal U.S. national securities exchange on which the Common Stock is listed.

4.	Section 23 of the Plan is amended to add the following at the end of clause (iii):

, or, except as set forth in Sections 16 or 17, permit the payment of cash, grant of another Award, provision of other consideration, repricing, replacement or regranting of a Stock Option or Stock Appreciation Right either in connection with the cancellation of such Award or by amending such Award to lower the purchase price or base price of such Award,